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SEC 2069
(11-01)             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF
Previous versions   INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
obsolete            RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
                    CONTROL NUMBER.
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                   United States                          OMB APPROVAL
        SECURITIES AND EXCHANGE COMMISSION          OMB Number: 3235-0167
               Washington, D.C. 20549               Expires: October 31, 2004
                                                    Estimated average burden
                      Form 15                       hours per response.....1.50



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITES EXCHANGE ACT OF 1934.

                                            Commission File Number: 333-71305-01

                          HOME SHOPPING NETWORK, INC.
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             (Exact name of registrant as specified in its charter)

                 152 West 57TH Street, New York, New York 10019
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Guarantees of 6 3/4% Senior Notes Due 2005
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            (Title of each class of securities covered by this Form)

                                      NONE
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           (Titles of all other classes of securities for which a duty to file reports under section 13(A) or 15(D) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)  | |             Rule 12h-3(b)(1)(i)  |X|
              Rule 12g-4(a)(1)(ii) | |             Rule 12h-3(b)(1)(ii) | |
              Rule 12g-4(a)(2)(i)  | |             Rule 12h-3(b)(2)(i)  | |
              Rule 12g-4(a)(2)(ii) | |             Rule 12h-3(b)(2)(ii) | |
                                                   Rule 15d-6           | |


Approximate number of holders of record as of the certification or notice date:
  TWO_________________________________

Pursuant to the requirements of the Securities Exchange Act of 1934 Home Shopping Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 6, 2002                 BY: /s/ Julius Genachowski, Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.